UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 13, 2011 (April 7, 2011) Date of Report (Date of earliest event reported)

Sonic Foundry, Inc. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation)	1-14007 (Commission File Number)	39-1783372 (IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703 (Address of principal executive offices)	(608) 443-1600 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 13, 2011, following the recommendation of its nominations committee, the Board of Directors of Sonic Foundry, Inc. (the “Company”) appointed Paul Peercy to serve on the Company’s audit committee. The appointment follows the Company’s receipt, on April 7, 2011, of a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that Nasdaq had determined that, due to the resignation of Gary Weis from the Audit Committee and his appointment as Chief Executive Officer, the Company is not in compliance with Nasdaq’s independent director and three person audit committee requirements as set forth in Nasdaq Listing Rule 5605.  Consistent with Nasdaq Listing Rule 5605(c)(4), Nasdaq will provide the Company with a cure period to regain compliance with the audit committee requirement.  The cure period to meet the audit committee requirement will extend until the earlier of the Company’s next stockholders meeting or March 31, 2012, provided that if the next annual stockholders meeting is held before September 27, 2011, then the Company must evidence compliance no later than September 27, 2011.  The Company believes that the appointment of Paul Peercy to serve on the audit committee satisfies the Nasdaq three person audit committee requirement. Consistent with Nasdaq Listing Rule 5605(b)(1)(A), the Company is not eligible for a cure period to regain compliance with the majority independent board requirement set forth in Nasdaq Listing Rule 5605(b)(1).  Pursuant to Nasdaq’s rules, the Company has until May 22, 2011 to submit a plan advising Nasdaq of action it has taken, or will take, that would bring the Company back into compliance with the majority independent director requirement set forth in the Nasdaq Listing Rule. The Company plans to fill the Board vacancy with a new independent director in the near future.

            On April 13, 2011, the Company issued a press release announcing the receipt of Nasdaq’s letter and the appointment of Paul Peercy to the audit committee. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued on April 13, 2011 by Sonic Foundry, Inc.

EXHIBIT LIST

NUMBER	DESCRIPTION

99.1	Press release issued on April 13, 2011 by Sonic Foundry, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

April 13, 2011	By:	/s/ Gary Weis
Gary Weis
Chief Executive Officer